Exhibit 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No. (604) 687-1224

July 31, 2023

Permex Petroleum Corporation

2911 Turtle Creek Blvd., Suite 925

Dallas, TX 75219

Dear Sirs/Mesdames:

Re:	Permex Petroleum Corporation (the “Company”)

We are British Columbia (the “Province”) securities counsel for the Company and are rendering this opinion in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale of (i) 7,167 common shares of the Company (the “Outstanding Shares”) and (ii) 295,282 common shares of the Company (the “Warrant Shares”) that may be issued upon the exercise of 295,282 common share purchase warrants of the Company (the “Warrants”), as further described in the Registration Statement, and in particular under the “Warrant Exercise Program” section of the Registration Statement.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof confirming, among other things, the issuance of the Outstanding Shares and the Warrants and the receipt of full consideration for the Outstanding Shares and certifying:

(a)	the Certificate of Incorporation, Notice of Articles and Articles of the Company; and

(b)	a copy of directors’ resolutions of the Company approving, among other things, the issuance of the Outstanding Shares and Warrants, which resolutions we have assumed will be in full force and effect, unamended, at all relevant times; and

(ii)	the Registration Statement.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Outstanding Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company; and

2.	upon receipt by the Company of the exercise price in full for the Warrant Shares and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus or any supplement thereto constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP